Exhibit 99.1

Company Release - 05/16/2006 16:47

Ann Williams Appointed to GB&T Bancshares’ Board of Directors

GAINESVILLE, Ga., May 16, 2006 (PRIMEZONE) — The Board of Directors of GB&T Bancshares, Inc. (Nasdaq:GBTB) is pleased to announce that Anna B. Williams has been appointed to the board as a new director.

GB&T Chairman, Philip Wilheit commented, “We are delighted to have Ann Williams join our GB&T Bancshares Board of Directors. As a founding director of Mountain States Bank, a successful business person and a CPA, she brings a wealth of experience to our Board.”

Company President and CEO, Richard Hunt, added, “In addition to her business background and experience, she has been actively involved in her community, which as a community banking company, we consider an important trait in our Directors.”

A founding partner in the Atlanta accounting firm of Williams, Benator and Libby, Williams currently operates Anna B. Williams, P.C., a business and tax-consulting firm, specializing in estate planning and tax-advisory services. She is also a member of The Maverick Group, LLC, a residential real estate builder in the metro Atlanta area.

With special designations in the area of personal financial planning, Williams has served on various assignments for the Georgia Society of CPAs, where she was recognized with the “Most Distinguished Committee Chair” award in 1997, and she has been a member of the Atlanta Estate Planning Council since 1988.

Williams graduated from Georgia State University, Magna Cum Laude, with a degree in Business Administration and an emphasis in Accounting.

An active member of the local community, Williams served as Director and former Chairperson of the Dawson County Chamber of Commerce, Director and Treasurer of the Dawson County Arts Council, Director of Appalachian Education & Recreation Services, which operates the Len Foote Hike Inn, and Director and past President of the Dekalb Symphony Orchestra. Currently, she is a member of the Rotary Club of Dawson County, the Business Advisory Council of North Georgia College and State University, and she serves as a Court Appointed Special Advocate with the Hall-Dawson CASA program.

CONTACT:                                 GB&T Bancshares, Inc. Gregory L. Hamby, EVP and CFO

(678) 450-3473

ghamby@gbt.com. Michael Banks, Senior Vice President

(678) 450-3480

Fax: (770) 531-7359

mbanks@gbt.com